EXHIBIT 10(k)

AMENDMENT NO. 1 TO RETIREMENT AND CONSULTING AGREEMENT

The parties to this Amendment No. 1 to the Retirement and Consulting Agreement (the “Amendment”) are Ampco-Pittsburgh Corporation, a Pennsylvania corporation (the “Corporation”), and Robert A. Paul (the “Executive”). This Amendment is effective as of March 2, 2016 (the “Effective Date”).

WHEREAS, the Executive entered into the Retirement and Consulting Agreement with the Corporation, effective as of January 1, 2015 (the “Agreement”); and

WHEREAS, the Executive has decided to resign as a member of the Board of Directors of the Corporation (the “Board of Directors”), effective as of March 2, 2016, and, in accordance with the Corporation’s Amended and Restated By-Laws (the “By-Laws”), to continue serving the Corporation as a Director Emeritus; and

WHEREAS, in connection with the Executive’s resignation and in accordance with the By-Laws, the Board of Directors has adopted a resolution electing the Executive as Chairman Emeritus, effective as of March 2, 2016; and

WHEREAS, the Executive and the Corporation wish to amend the Agreement to reflect the events described above and to make certain other changes.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Amendment of the Agreement.

(a) Section 2(c) of the Agreement is hereby replaced with the following: “Non-exclusivity. The Corporation agrees and acknowledges that the Executive may offer consulting services to other entities during the Consulting Period, subject to Sections 9 and 10 of this Agreement.”

(b) Section 2(d) of the Agreement is hereby amended to replace “December 31, 2018” with “December 31, 2017”, as the current reference is erroneous.

(c) Section 3(d)(i) of the Agreement is hereby amended to replace “$33,333” with “$53,190.”

(d) Section 3(e) of the Agreement is hereby deleted in its entirety and replaced with “Reserved”.

(e) Section 9 of the Agreement is hereby amended in its entirety to read as follows:

“Non-Disparagement; Non-Competition.

(a) Non-Disparagement.

(i) At all times hereafter, the Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Corporation or any of its operating divisions, subsidiaries or affiliates to any person.

(ii) At all times hereafter, the Corporation and its officers, directors, employees and agents will not disparage or criticize, orally or in writing, the Executive.

(b) Non-Competition.

(i) The Executive covenants and agrees that during the Consulting Period, the Executive shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder (other than ownership by the Executive, as a passive investment, of shares of a Competing Business if the number of shares of such Competing Business that are owned beneficially by the Executive represents less than two percent (2%) of the total number of shares of such Competing Business’ outstanding capital stock, provided, however, that the Executive’s relationship with such Competing Business does not otherwise violate or conflict with his obligations under this Agreement), independent contractor, or otherwise, alone or in association with any other domestic or foreign person or entity, in a Competing Business anywhere in the world in which the Corporation or any of its affiliates conducts business, or in any other geographic area throughout the world where, as of the Effective Date or during the remaining term of the Consulting Period after the date hereof, the Corporation or any of its affiliates has a physical presence or has taken substantial steps to establish such a physical presence, or its customers are located.

(ii) The term “Competing Business” means any person or entity engaged in any business in which the Corporation or one of its subsidiaries was engaged, or with respect to which the Corporation or one of its affiliates had taken substantial steps to engage in, as of the Effective Date or during the remaining term of the Consulting Period after the date hereof. The Executive acknowledges that this restriction is reasonable and necessary to protect the Corporation’s and its affiliates’ businesses and that it will not prevent the Executive’s gainful employment by others.

(iii) The parties consider the covenants and restrictions contained in this Agreement to be reasonable. However, if any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable, and effective as determined by a court of competent jurisdiction.

2. Release.

(a) As indicated by the Executive’s signature below, the Executive has decided to release the Corporation and its affiliates in consideration of the increase in the Payments (as defined in the Agreement), as set forth above (the “Increased Payments”), which increase the Executive acknowledges and agrees he would not be entitled to receive but for his execution of this release set forth in this Paragraph 2 (the “Release”) and agreeing to certain non-competition restrictions, as set forth above.

(b) The Increased Payments are being given to the Executive and accepted by him, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives and assigns, in consideration of his full and final release and settlement of any and all claims and charges, known or unknown, arising on or prior to the date of the execution by the Executive of this Amendment, against the Corporation, each of its affiliates, and any of their respective past, present, and future parents, subsidiaries, divisions, affiliates and related business entities, and any of their respective successors and assigns, as well as any of their respective past, present, and future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, legal representatives and employees, other than any rights the Executive has under the Agreement (including without limitation Sections 3(d)(ii), (iii), and (iv) thereof), as amended by this Amendment, which the Executive may have relating to or arising out of his employment or termination of employment with the Corporation or any of its affiliates, including but not limited to any claims for compensation, consideration or monies or claims of discrimination or retaliation claims under Title VII of the Civil Rights Act of 1964; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Vocational Rehabilitation Act; the Equal Pay Act of 1963; the National Labor Relations Act; the Americans with Disabilities Act; the Family and Medical Leave Act; and any other alleged violation of any local, state, or federal statutory or common law, regulation or ordinance based on age, sex, race, religion, color, national origin, disability, marital status, appearance or sexual orientation, or any claim for wrongful termination or defamation, whether in tort, contract or otherwise, against or onto officers, directors and employees. This general release is for any relief, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages. This release does not apply to any claims that cannot be released as a matter of law, such as those that arise after the date the Executive executes this Amendment or claims by the Executive for vested ERISA plan benefits or administrative charges of discrimination (although the Executive releases any right to monetary recovery in connection with such a charge).

(c) The Executive acknowledges and agrees that the terms of this Release are to remain confidential and that he will not discuss with any person, except family members, advisors and representatives, including past, present and future employees of the Corporation or any of its affiliates, the terms or conditions of this Release except as may be required by law, rule or regulation adopted pursuant to law, court or administrative order or decree, in or in connection with testimony given or documents subpoenaed in a judicial or administrative proceeding. Should the Executive be called to testify regarding or divulge the terms of this Release, the Executive agrees to join the Corporation in seeking a confidentiality order.

(d) The Executive represents that this Release is a lawful, valid and binding obligation, enforceable in accordance with its terms, except to the extent that such enforcement may be stayed or prevented under any laws relating to bankruptcy or creditors’ rights.

(e) By the Executive’s signature below, he acknowledge that he has been advised to consult his own attorney prior to entering into this Release and that he was afforded sufficient time to undertake such consultation.

(f) This Release, and all determinations made and actions taken pursuant to this Release, is governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law doctrines.

(g) This Release does not preclude the Executive from taking any legal action to enforce the terms of the Agreement, as amended by this Amendment, or this Amendment.

3. Specific Performance. In the event of a breach of the provisions set forth in Section 9 of the Agreement, as amended by this Amendment, as determined by a court of competent jurisdiction, the Executive recognizes that money damages will not provide an adequate remedy to the Corporation. Accordingly, the Executive specifically consents to the entry of injunctive relief against him, in addition to any and all other remedies which the Corporation may have under law or in equity, without the requirement for posting a bond or other security.

4. Indemnification by the Corporation. The Executive shall be indemnified with respect to any and all matters that arose during his employment with the Corporation, whether arising from his status as employee, officer or otherwise, to the maximum extent allowable under, and subject to any conditions or limitations set forth in the Corporation’s Articles of Incorporation, By-laws, or applicable law. These indemnification obligations shall survive expiration or termination of the Agreement, as amended by this Amendment. The Executive warrants that, to the best of his knowledge, he has disclosed to the Corporation all claims and circumstances and potential claims and circumstances that may exist, or could reasonably be brought against him, concerning his past activities as an employee that could reasonably be expected to result in a material claim.

5. Entire Agreement. The Agreement, as amended by this Amendment (including the Release), set forth the entire agreement and understanding between the Executive and the Corporation relating to the Executive’s employment with and the termination of his employment and release of any claims relating to his employment. Except as set forth in this Amendment, the Agreement remains unchanged and in full force and effect. In the event of any inconsistency or conflict between the terms and provisions of the Agreement and this Amendment, the terms and provisions of this Amendment shall govern and be binding. The terms and provisions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and their respective assigns.

6. Counterparts. This Amendment may be executed in multiple counterparts (including by means of signature pages by facsimile or by e-mail transmission in PDF format), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Amendment as of the date first written above.

AMPCO-PITTSBURGH CORPORATION

Name:	/s/ Masha Trainor
By:	Masha Trainor
Title: Vice President, General Counsel and Secretary

THE EXECUTIVE

/s/ Robert A. Paul

Robert A. Paul